Exhibit 10.2

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this "Agreement") is made as of December 19, 2016, by and between ECOLOCAP SOLUTIONS, INC., a Nevada corporation ("Ecos"), and Ecos Bio-Art, LLC, a Delaware limited liability company ("Buyer"). Buyer and Ecos are sometimes referred to collectively as the "Parties" and individually as a "Party".

RECITALS

A.            Ecos has developed a biofermentation system, which turns organic municipal solid waste into a byproduct which can be processed into a high quality organic fertilizer ("Product").

B.            Buyer desires to purchase the Products from Ecos and market and resell the Products to its customers.

C.            The parties desire to enter into this Agreement to provide for the sale of the Products by Ecos to Buyer.

In consideration of the mutual agreements contained herein, and the mutual benefits to be derived therefrom, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to such terms in this Article 1 unless the context otherwise requires:

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.

"Equipment Purchase Agreement" means that certain Equipment Purchase Agreement for the purchase of Products by Lakeshore Recycling Systems, LLC, a Delaware limited liability company ("LRS") from Buyer.

"Fully Operational" means (i) the Product will remediate fifteen (15) tons of organic municipal solid waste segregated from non-organics, (ii) the Product's output is an organic fertilizer that has resale value, (iii) the Product operates mechanically in accordance with the Specifications, and as described in the operation manual, a copy of which has been provided to Buyer (the "Operation Manual") and, (iv) the Technology functions in accordance with the specifications therefor and as described in the Operation Manual.

"Governmental Authority" means any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency.

"Intellectual Property Rights" means all of the following in any jurisdiction throughout the world (i) patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, brand names, slogans, and logos (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) trade secrets, technology, know how, inventions, improvements, specifications, business and manufacturing methods and processes, product designs and other blue prints, formulae, recipes, techniques, technical data and manuals, and research and development information and all other confidential information, (v) registrations, applications and renewals for any of the foregoing, as applicable, and (vi) all other proprietary and intellectual property rights.

"Laws" means all applicable foreign, provincial, United States federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, regulations, judgments, decrees and injunctions of any Governmental Authority.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any kind or nature.

"Losses" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

"Specifications" means the specifications attached hereto as Schedule 1, which includes the schematics for the Product, and a detailed list of the most critical components required to operate the Product (the "Critical Components"), as may be amended from time to time by mutual agreement of the Parties.

"Tax" means any and all income taxes and other taxes whatsoever (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, property, license, severance, stamp, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum and estimated taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

"Technology" means the technology described on Schedule 2 attached hereto.

ARTICLE 2
SALES

2.1            Order and Supply.

(a)            During the Term, Ecos shall manufacture or cause to be manufactured and sell to Buyer for resale or lease to LRS and Buyer's customers (collectively, "Customers"), and Buyer shall purchase and take from Ecos, such quantities of the Products as Buyer may specify in purchase orders submitted by Buyer to Ecos from time to time. Ecos (i) shall not, directly or indirectly, sell or market Products or products that are substantially similar to the Products, or deliver Products or products that are substantially similar to the Products, to any other Person (other than at the direction of Buyer), and (ii) shall forward to Buyer all requests Ecos receives for the purchase of the Products, it being understood that Buyer shall have the sole discretion whether to fulfill any such purchase orders. Notwithstanding the foregoing, if LRS does not accept the Initial Product as provided in Section 2.1(b) below, Ecos is permitted to sell Products and Products substantially similar to the Products without restriction.

(b)            The Parties acknowledge that the initial Product sold to Buyer hereunder will be resold to LRS pursuant to the terms of the Equipment Purchase Agreement (the "Initial Product"). Ecos shall deliver the Initial Product as directed by Buyer and commence installation of the Initial Product, within ninety (90) days of the date of this Agreement. The Buyer will have from the date installation commences to the date that is one hundred ten (110) days after the date that the Initial Product becomes Fully Operational (the "Rejection Period") to reject the Product if LRS rejects the Product, by written notice to Ecos. Failure of the Buyer to reject the Initial Product before the end of the Rejection Period shall constitute acceptance by Buyer of the Initial Product.

(c)            After the Initial Product, Ecos must deliver and install each additional Product sold to Buyer hereunder within ninety (90) days of the date of the purchase order. Title and risk of loss to each Product shall pass to Buyer after completion of installation of the Product.

2.2            Purchase Price. Ecos shall initially sell Products to Buyer for Six Hundred Eighty Seven Thousand Three Hundred Seventy-Five and 00/100 Dollars (US $687,375.00) (the "Purchase Price"), which Purchase Price includes delivery by Ecos of the Product to Buyer at a location designated by Buyer, and installation of the Product at such location. The Purchase Price for the Initial Product includes a bin for depositing the Output and an automatic loading system. The Purchase Price shall not increase for the first eight Products purchased by Buyer hereunder. In the event Ecos' documented cost of materials or labor in the manufacture, delivery and/or installation of the Product increases, Ecos shall have the option to increase the price of the Products after the sale of the first eight Products to Buyer, with reasonable prior written notice to Buyer, together with a reasonably detailed explanation of the price increase (each, a "Price Increase"). The Parties agree that all direct cost increases associated with such Price Increases plus five percent (5%) of the overhead portion of the direct cost increases will be passed to LRS under the Equipment Purchase Agreement.

2.3            Payment of the Purchase Price. Ecos shall invoice Buyer for the Initial Product after acceptance of the Initial Product in accordance with Section 2.1(b) above. Buyer shall pay the invoice by wire transfer of immediately available funds to an account designated in writing by Seller within seven (7) Business Days of the date of invoice. Buyer shall pay the Purchase Price to Ecos for each additional Product as follows: Forty percent (40%) at the time of submission of the Purchase Order by Buyer;

(ii)            Forty percent (40%) with the bill of lading for such additional Product; and

(iii)            Twenty percent (20%) after commissioning and installation of such additional Product.

Buyer shall pay the amounts set forth above by wire transfer of immediately available funds to an account designated in writing by Ecos.

2.4            Non-Conforming Products and Right to Cure. Any Product delivered to and/or installed at the location designated by Buyer which fails to conform to the requirements of this Agreement and the Specifications, or which a Governmental Authority declares to be unfit or otherwise unsafe for its intended use or in violation of any Laws, will be considered non-conforming ("Non-Conforming Products"). Products are considered Non-Conforming Products if damage renders them unsuitable for their intended purpose, unless the damage is a result of a Customer's failure to use the System in accordance with the Operation Manual.

2.5            Rights with respect to Non-Conforming Products.

(a)            Buyer will have the right to reject any Non-Conforming Products within a reasonable period of time after installation, or with respect to declaration by a Governmental Authority within a reasonable period of time after such declaration. Buyer will provide Ecos with written notice of its rejection of any Non-Conforming Products as soon as reasonably practicable after Buyer discovers the nonconformity. Any notice of rejection will specify the reasons for such rejection.

(b)            All such rejected Non-Conforming Products must be removed by Ecos within forty-five (45) days of receipt of notice of such nonconformity at Ecos' risk and expense, and Ecos will indemnify and hold harmless Buyer, and will promptly reimburse Buyer for, all commercially reasonable damages, charges, expenses or commissions incurred, directly or indirectly, in the inspection, receipt, transportation, care, custody, removal or disposal of the Non-Conforming Products.

(c)            Buyer, in its sole and absolute discretion, may require Ecos to repair or replace the rejected Non-Conforming Product as soon as possible, or cancel the applicable purchase order for the rejected Non-Conforming Product. If payment has already been made for the rejected Non-Conforming Product for which the purchase order is cancelled, then Ecos will promptly refund such payment to Buyer.

2.6            Forecasting. Buyer will provide Ecos with bi-annual forecasting of its requirements for Products during the Term. Anything to the contrary herein notwithstanding, the Parties acknowledge and agree that there is no minimum quantity of Products required to be purchased by Buyer hereunder and Ecos shall have no claim for damages against Buyer for any failure to purchase Products hereunder.

2.7            Intellectual Property. To the extent the Products contain, employ, utilize or otherwise involve any materials, device, software, or any other matter that may be the subject of or protected by any Intellectual Property Rights, Ecos hereby provides to Buyer a fully-paid, royalty-free, perpetual, sublicensable right and license to exercise such Intellectual Property rights to the fullest extent necessary for Buyer to exercise its rights or perform its obligations under this Agreement. Nothing in this section shall alter or affect any rights which Buyer or any other party may have to the Products or any portion thereof under any applicable legal doctrine of exhaustion, first sale, or the like.

ARTICLE 3
PRODUCT SPECIFICATIONS

3.1            Manufacturing. During the Term, Ecos will be responsible for manufacturing, or causing to be manufactured, the Products, and for insuring sufficient manufacturing capacity and producing necessary volumes.

3.2            Quality.

(a)            Ecos warrants that all Products, for a period of two years immediately following installation (the "Warranty Period"), will: (i) be of good quality and workmanship and free from defects, latent or patent, in design, material or workmanship, (ii) conform in all respects to the Specifications, (iii) be fit for their intended use, (iv) be free of any claim of any third party; (v) be manufactured in accordance with generally accepted good manufacturing and quality practices and (vi) be Fully Operational for no less than 95% of the time during which they are being operated at any location in accordance with the Operation Manual. These warranties shall not be deemed waived either by reason of Buyer's acceptance of Products or by payment for them and shall survive Buyer's resale or lease of the Products.

(b)            During the Warranty Period, Ecos will provide all replacement parts, including the Critical Components, to Buyer without any charge. During the Warranty Period, Ecos will at all times maintain a reasonable and continuous spare parts inventory of Critical Components at each location with a Product. If Ecos fails at any time to maintain the spare parts inventory as required herein, Buyer may procure such inventory from another supplier and invoice Ecos for 125% of the aggregate cost of such inventory to Buyer, which amount shall be immediately due and payable by Ecos upon receipt of the invoice. In the event that, during the Warranty Period, a Customer is required to use Critical Components from the inventory to make repairs that are not subject to the warranty described in Section 3.2(a) above, Ecos will invoice Buyer for the cost of the inventory and repairs, if performed by Ecos. Buyer will pay the amount of the invoice within 15 days of receipt. After the end of the Warranty Period, Ecos will work with the Buyer to establish a supply chain through which Buyer can obtain Critical Components and other replacement parts.

(c)            During the first year of the Warranty Period, Ecos will service the Products and make repairs required without any charge. Ecos will provide all such services within a reasonable time after receiving a notice from Buyer. If Ecos fails to so repair, replace or otherwise service the Product within a reasonable time after notice, Buyer may procure a substitute repair, replacement or service and invoice Ecos for 125% of the aggregate cost incurred by Buyer to do so, which amount shall be immediately due and payable by Ecos upon receipt of the invoice. The remedies set forth in this section are in addition to, and not in limitation of, any other remedies available to Buyer hereunder, at Law or in equity.

(d)            At Buyer's option, during the second year of the Warranty Period, Ecos will service the Systems and make repairs required at a cost and at such time agreed to by the parties, and shall invoice Buyer for such cost. Buyer shall pay the amount of the invoice within fifteen (15) days of receipt.

(e)            Notwithstanding the foregoing, Ecos is permitted to invoice Buyer for the reasonable cost of any repairs made to a Product required as a result of a Customer's failure to use the Product in accordance with the Operation Manual.

3.3            Insurance. Ecos shall maintain, at its sole cost and expense, a comprehensive general liability insurance policy, from a carrier reasonably acceptable to Buyer, with coverage for bodily injury, property damage, products liability and contractual liability with a combined single limit of at least $1,000,000 per occurrence. The insurance shall be issued on an occurrence basis. The insurance may consist of basic coverage plus an umbrella policy as long as the insurance aggregates $2,000,000 of coverage. The insurance policy shall name the Buyer and LRS as an additional insured, waive subrogation in favor of LRS and Buyer and include a provision for 30 days advance notice to Buyer in the event of any changes in or cancellation of coverage. Ecos will furnish Buyer with a certificate of insurance evidencing such coverage promptly upon its execution of this Agreement and upon each renewal of such insurance or whenever sooner requested by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1            Representations and Warranties of Ecos. Ecos represents and warrants to Buyer, as of the date of this Agreement, as follows:

(a)            Ecos is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)            Ecos has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Ecos, enforceable in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

(c)            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Ecos (a) will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Ecos is subject or any provision of the certificate of formation or limited liability company agreement of Ecos or (b) will (or would, with the giving of notice or lapse of time) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument or other arrangement to which Ecos is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Lien upon any of the Products. Ecos does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

(d)            Ecos has and shall deliver to Buyer upon delivery, good and marketable title to the Products, free and clear of any Lien immediately after receipt in full of the Purchase Price.

(e)            The Products and the transactions contemplated by this Agreement do not and will not infringe, misappropriate, dilute or otherwise violate, and Ecos has not, with respect to the Products, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of other Persons, and Ecos has not received any notice regarding the foregoing (including any demand or request that Ecos license any Intellectual Property Rights from any Person with respect to the Products), nor, to the knowledge of Ecos, are there any facts that indicate a likelihood of the existence of such infringement, misappropriation, dilution or violation.

(f)            No suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, exists or, to the knowledge of Ecos, is pending or threatened by or before any court or arbitrator or any Governmental Authority (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) (a) relating to or affecting the Products or

(b) in connection with the transactions contemplated hereby, or which prohibits the consummation of the transactions contemplated hereby.

(g)            Ecos has no any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Ecos shall have full and sole responsibility for payment of any such fees, commissions or other amounts owing to any such broker, finder, or agent engaged or retained by Ecos and shall indemnify Buyer with respect thereto.

4.2            Representations and Warranties of Buyer. Buyer represents and warrants to Ecos, as of the date of this Agreement, as follows:

(a)            Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b)            Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

(c)            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Buyer (a) will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject or any provision of its certificate of formation or limited liability company agreement or (b) will (or would with the giving of notice or lapse of time) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except, in each case, as would not have a material adverse effect on Buyer's ability to fulfill its obligations under this Agreement.

(d)            Buyer has no any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Ecos could become liable or obligated.

ARTICLE 5
COVENANTS

5.1            Confidential Information. In consideration of the mutual covenants contained herein, each Party covenants and agrees, during the Term and for a period of two years thereafter, to hold as secret and confidential (unless disclosure is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law, in which case, such Party will provide the other Party reasonable notice prior to such disclosure) any and all knowledge, information, developments, methods, processes, trade secrets, know-how and confidences of the other Party, ("Confidential Information"), to the extent such matters have not previously been made public, are not hereafter made public, and do not otherwise become available to the disclosing Party from a third party who is not bound by any confidentiality agreement with the non-disclosing Party. The phrase "made public" as used in this Agreement shall apply to matters within the domain of the general public or industry of the Parties, other than as a result of a disclosure by any Party in violation of the terms of this Agreement or such Party's failure to fulfill its obligations hereunder. Except as otherwise provided in this Agreement, each Party agrees not to use the Confidential Information for its own benefit or for the benefit of others or disclose any Confidential Information without the prior written consent of the other Party.

5.2            Remedies for Certain Breaches. The Parties acknowledge and agree that the covenants in this Article 5 were negotiated at arm's length, are required for the fair and reasonable protection of the Parties, that the restrictions contained herein are designed to protect the business of the Parties, and to ensure that the Parties do not engage in unfair competition with each other, and that the obligations of the Parties in this Agreement constitute adequate consideration for their respective obligations under this Article 5. The Parties acknowledge and agree that a breach of any of the covenants, obligations or agreements set forth in this Article 5 will result in irreparable and continuing damage to the Parties in their business and property for which there will be no adequate remedy at law, and the Parties agree that in the event of any such breach, each Party shall be entitled to the immediate termination of this Agreement pursuant to Section 6.2(b), injunctive relief to restrain such breach by the violating Party, and to such other and further relief (including damages) as is proper under the circumstances.

5.3            Reformation of Agreement; Severability. The Parties intend this Agreement to be enforced as written. However, in the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that each Party shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by the other Party. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform as set forth in the preceding sentence, it is the agreed upon intent of the Parties that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted by law and the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

ARTICLE 6
TERM AND TERMINATION

6.1            Term. This Agreement will continue in full force and effect from and after the date hereof (the "Term") unless earlier terminated in accordance with the provisions of Section 6.2 below.

6.2            Termination. This Agreement may be terminated (a) at any time upon the mutual agreement of the Parties; (b) by either Party by written notice to the other Party upon any material breach or material violation by the other Party of this Agreement and the failure to cure such breach within thirty (30) days after written notice of such violation is given to the violating Party; (c) or by either Party immediately and at any time upon the other Party becoming subject to voluntary or involuntary bankruptcy or receivership or similar proceedings, or making an assignment for the benefit of its creditors.

6.3            Effect of Termination. Upon termination of this Agreement, all obligations under this Agreement shall immediately terminate except as expressly provided for in this Agreement and provided Article 7 shall survive termination of the Agreement, and any claim that a Party may have for indemnification pursuant to Article 7 (Indemnification) shall survive termination.

ARTICLE 7
INDEMNIFICATION

7.1            Survival. All of the covenants, agreements, representations and warranties of the parties contained in Section 4 and Section 5 shall survive the execution of this Agreement.

7.2            Indemnification Provisions for Buyer's Benefit. Ecos shall defend, indemnify and hold Buyer and its Affiliates and their respective members, managers, shareholders, directors, officers, employees and agents and successors and assigns (collectively the "Buyer Indemnified Parties") harmless from and against the entirety of any Losses the Buyer Indemnified Parties may suffer resulting from or arising out of: (a) any claim brought by any third party for (i) personal or bodily injury to, sickness, disease or death of, any Person or (ii) damage to or loss or destruction of any property, in either case arising out of or resulting from the ownership, operation, use of the Products, unless such Loss is a result of the negligence or willful misconduct of the Buyer or any Customer or other end-user of the Product; or (b) Ecos' breach or failure to satisfy any representation, warranty or covenant of Ecos set forth in this Agreement.

7.3            Indemnification Provisions for Ecos' Benefit. Buyer shall defend, indemnify and hold Ecos and its Affiliates and their respective members, managers, shareholders, directors, officers, employees and agents and successors and assigns of each (collectively the "Ecos Indemnified Parties") harmless from and against the entirety of any Losses the Ecos Indemnified Parties may suffer resulting from or arising out of Buyer's breach or failure to satisfy any representation, warranty or covenant of Buyer set forth in this Agreement.

ARTICLE 8
RIGHT TO ACQUIRE TECHNOLOGY

8.1            Purchase Option. Buyer and LRS shall have a purchase option on the Technology in connection with any sale or other disposition of all or any substantial portion of the Technology, whether in connection with the liquidation or dissolution of Ecos or in any other sale or disposition of assets (collectively a "Subject Disposition"). Ecos shall not sell or dispose of all or any substantial portion of the Technology in any Subject Disposition except as permitted in Section 8.5.

8.2            Offer Notice. If Ecos desires to effect a Subject Disposition of all or any portion of the Technology, Ecos shall deliver a written notice (an "Offer Notice") to Buyer and LRS on or before the date thirty (30) days from the date of the Subject Disposition. The Offer Notice shall disclose in reasonable detail the Technology to be transferred and the terms and conditions of the proposed disposition and shall include a copy of any written third-party offer with respect thereto.

8.3            Exercise of Option.

(a)            Upon delivery by Ecos of the Offer Notice, Buyer shall have an option to purchase all of the Technology specified in the Offer Notice. Buyer may elect to exercise the right of first refusal option by delivering written notice of such election to Ecos within 15 days following delivery of the Offer Notice.

(b)            If Buyer fails to exercise the right of first refusal option within the time period specified above, LRS shall have an option to purchase all of the Technology specified in the Offer Notice. LRS may elect to exercise the right of first refusal option by delivering written notice of such election to Ecos within 30 days following delivery of the Offer Notice.

8.4            Closing of Option.

(a)            In any exercise of the right of first refusal option under this Article 8, the purchase price for the Technology and the payment terms therefore will be those set forth in the Offer Notice.

(b)            The closing of the purchase will be consummated within sixty (60) days from the date of delivery of the Offer Notice. The Technology shall be purchased free and clear of any liens, claims or encumbrances of any kind or nature. Buyer or LRS shall be entitled to set off against any purchase price owed by it in connection with a purchase by it of the Technology any and all obligations due and owing Buyer or LRS from Ecos. Buyer or LRS shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like, and to receive such other instruments and documents as may be reasonably necessary to effect the purchase of the Technology.

8.5            Permitted Disposition Absent Exercise. If Buyer and LRS do not exercise their option to purchase the Technology specified in the Offer Notice by the expiration of the option periods set forth herein, Ecos may, within one hundred eighty (180) days following the expiration of such option periods, sell the Technology specified in the Offer Notice at a price no less than the price specified in the Offer Notice and otherwise on terms and conditions no more favorable to the transferee than those offered in the Offer Notice. If not so transferred within such one hundred eighty (180) day period, the Technology shall be again subject to the provisions of this Article 8 with respect to any subsequent transfer.

8.6            LRS as Beneficiary. LRS is an intended third party beneficiary of this Article 8. This Article 8 cannot be amended or modified without the written approval of LRS.

ARTICLE 9
MISCELLANEOUS

9.1            Further Actions. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses (unless the requesting party is entitled to indemnification therefor under Article 7).

9.2            No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any other Person other than the parties and their respective successors and permitted assigns.

9.3            Force Majeure. Each Party's performance obligations shall be suspended, in whole or in part, in the event of and to the extent that Acts of God, acts of terrorism or war (whether or not declared), riot, fire, explosion, flood, sabotage, strike, compliance with governmental law or regulations, order or actions, or national defense requirements, or other acts and causes beyond the reasonable control of such party, make the performance obligation of such party commercially impracticable.

9.4            Entire Agreement. This Agreement (including the documents referred to herein) entered into among the Parties constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent related to the subject matter hereof.

9.5            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (by operation of law, merger or otherwise) without the prior written approval of the other Party.

9.6            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by telecopy or PDF file shall constitute originals.

9.7            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

9.8            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (d) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (e) if delivered by e-mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to Buyer or Ecos shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

If to Ecos:                                          Ecolocap Solutions, LLC
1250 South Grove Avenue
Suite 308
Barrington, IL 60010
Attn: James Kwak
Email: jkk@ecolocap.com

with a copy to
_________________________
_________________________
_________________________

If to Buyer:                                      Ecos Bio-Art, LLC
6132 Oakton Street
Morton Grove, IL 60053
Attn: Alan T. Handley
Email: AHandley@LRSrecycles.com

9.9            Applicable Law. The laws of the State of Illinois (other than those pertaining to conflicts of law) shall exclusively govern all aspects of this Agreement, irrespective of the fact that one of the Parties now is or may become a resident of a different state or country. The Parties agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated exclusively in federal or state courts having situs in the county of Cook, in the state of Illinois. Each Party hereby consents and submits to the jurisdiction of any local, state or federal court located within said city and state and hereby waives any rights it may have to transfer or change the venue of any such litigation.

9.10            Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

9.11            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Buyer's failure to insist on performance of any of the terms or conditions herein or to exercise any right or privilege or Buyer's waiver of any breach hereunder shall not thereafter operate as a waiver of those terms, conditions, rights or privileges or as a waiver of any other terms, conditions, or privileges, whether of the same or similar type.

9.12            Severability and Partial Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then such term or condition shall automatically, and without any further action, be reformed so as to retain the fullest extent of any restriction therein which is permitted by law and the remainder of this Agreement, and such term or condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

9.13            Expenses. Each of Buyer and Ecos will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Ecos when due, and Ecos will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the

Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

9.14            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

9.15            Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed on the date first above written.

ECOLOCAP SOLUTIONS, INC.

By:	JAMES KWAK
Name:	James Kwak
Its:	President

ECOS BIO-ART, LLC

By:	ALAN HANDLEY
Name:	Alan Handley
Its:	Manager

Schedule 1

System Specifications

See attached.

7106503

Description and Specifications

The Product/System redirects all organic MSW and yard waste from landfill and composters with the byproduct of organic fertilizer, chicken, or fish feed.

The process takes 7 days. Total time is dependent on water content. Ideal water content is 65%.

ECOS, Bio-Compost is the best technology for high-speed fermentation for organic waste that includes: organic MSW; fruits; vegetables; yard waste; all types of fats and meats; wood (must be in small chips).

The Bio-compost method can ferment organic wastes with moisture content up to 75% utilizing patented, aerobic fermentation technology and beneficial microbes.

The extremely fast fermentation bacillus process is further enhanced by the temperature being electronically maintained at 60 o ~ 70 O C, and monitored, with stirring action and continuous air injection. The Bio-Compost aerobic high-speed fermenter is a vertical sealed structure with a very small footprint. All processes are aerobic and no methane is produced. Thermal oxidation and other processes eliminate odors. There is zero leachate.

Organic matter is inputted either through a batch or continuous process. The inputs are stirred into the fermenter inoculated with our special aerobic bacteria. Fresh sources of oxygen keep the fermentation environment oxygen rich. The stirring, oxygen source and input (food scraps, yard waste, various sludge's, manure sludge, slaughter by-products) is an oxidation process, the heat evaporates most of the water which reduces the volume leaving the byproduct which can be an organic fertilizer or organic chicken, pig, or fish food depending on input.

1

This installation will include the following:

1)            1 – 3-ton input hopper

2)            3 - Archimedean screw conveyors

3)            1 – crusher

4)            1 – mixer1 – ECOS/Bio-ART system

5)            15-ton input/5-ton output.

2

Bio-Composter Specifications

Item / model (MM)	A	B	C	D	E

13 kG (14.3 Tons)	6,000	6,000	9,520	5,540	7,790

Feet	19.7	19.7	30.4	18.2	25.6

10 kG	6,000	6,000	4,770	4,790	7,040

Feet	19.7	19.7	16	16	23

3

Livestock manure or food waste input/24 hr.)	Production/Module
	Moisture content is 66%- 75%				Fermentation period 8 days
	1 day input	14.3 Tons	10,000 KG	7,000 KG
	1 day input	2.86 Tons	2,000 KG	1,000 KG	Output can be varied from 40% to 2% input weight by settings
	If the moisture content is below 65% moisture				Fermentation period 7 days
	1 day input	14.3 Tons	10,000KG	7,000KG	Output can be varied from 40% to 2% input weight by settings
	1 day input	2.86 Tons	2,000 KG	1,000 KG

Electrical Requirements of Production	13kG	10kG	5kG	Comment
Total Volume:	90m	77m	66m
4

Power Requirements:	380V, 60Hz, 3PH			Computed at $0.075 kWhr
Hydraulic Motors:	11 KW, 10HP	7.5 KW, 10HP	7.5 KW, 9HP	Continuous
Multistage Blower:	18.5 KW, 25HP	18.5 KW, 25HP	15 KW, 20HP	Continuous
Bucket Elevator:	2.2 KW, 3HP	2.2 KW, 3HP	1.5 KW, 2HP	On Demand
Input Door:	0.75 KW, 1HP	0.75 KW, 1HP	0.75 KW, 1HP	On Demand
Discharge Screw:	2.2 KW, 3HP	2.2 KW, 3HP	1.5 KW, 2HP	On Demand

5

Critical Components for operation as per Supply Agreement

1) Electrical Control Panel
2) Operation Control Panel
3) Input Hopper (M-01)
4) Input screw to crusher (M-02)
5) Crusher (M-03)
6) Mixer (M-04)
7) Input screw and elevator to input port of vessel (M-05) (M-06)
8) Rotating Paddles
9) 3 temperature measuring probes
10) Operation Software
11) Vessel
12) Hydraulic Motor
13) Blower
14) Input Door
15) Discharge Screw (M-07)
16) Discharge conveyor

17)

6

Critical Components for operation as per Supply Agreement (Continued)

13) Blower
8) Rotating Paddles
11) Vessel
12) Hydraulic Motor
10
90
20
40
40
65
65
50
30
30
70
90
60

7

Schedule 2

Technology

See attached.

7106503

Locations in Korea

Over 400 units operating with 50 in construction.

A third factory is being built to keep up with orders total Korean projected market 10,000 units.

Technology

1.    Technological Data

1)	Principle of Technology
This technology is adaptable to any type of organic input. ECOS / Bio-Art is patented air stirring high-speed fermentation technology, utilizing specifically cultured bacillus, and incorporated into a specifically designed vessel. The process takes 7 days and lowers water content to average of 25% on an output that can be used as manure, animal feed, animal bedding of biomass through high-speed aerobic fermentation. This computer controlled process is monitors the temperature, moisture and heat to any type of organic input with a H2O content of 65% or less.

1

2) Process

Input
Moisture Level
Input Level
Fermentation Level
Discharge Level
Output

2

3) Design Condition

(1) Condition of input compost – Maintain 65% moisture

- Input compost: Mix with sawdust (25%) or dry output - Water content of input compost: 65% or less

- Daily input capacity

Chicken manure: 12 ton/day

Pig manure: 10 ton/day

Food: 12 ton/day

Organic slime: 10 ton/day ton/day - Daily operating time: 24 Hr/day

(2) Fermentation Equipment Selection

No. of Installation: 1 - 10 MT

Processing Capacity

•	Chicken manure: 500 kg/Hr
•	Pig manure: 417 kg/Hr
•	Food: 500: kg/Hr
•	Organic slime/Petrol Sludge: 417 kg/Hr

- Water content after fermentation

•	Chicken manure: 25% or less
•	Pig manure: 25% or less
•	Food: 25% or less
•	Organic slime: 25% or less

4) Design Capacity Calculation

(1) Selected high-speed fermentation equipment

- Model: GOLD-90

- Motor Power: 40kW

- Processing Capacity: 10,000-42000kg/day

- Size: 4,500mmW x 4,500mmL x 10,800mmH

3

Fermentation equipment processing quantity and consumed power

Item	Unit	Chicken Manure	Pig Manure	Organic MSW
Processing quantity	kg/day	12,000	10,000	12,000
Consumed power	kW	40	40	40
Processing time	Hr/day	24	24	24

(2) Chicken manure quantity and overhaul calculation

a. Ventilation fermentation container capacity calculation

 - Water content of input raw material (%): Livestock manure +
 (sawdust or dry chicken manure) =65%

 - Total volume of fermentation container input raw material (m3/day)

= Total weight of input raw material -- Weight
before fermentation = 12 - 0.65

= 18.5 m3/day

b. Calculation of input raw material content

 - Weight of input raw material dry solids (ton/day)

= (12 x (100 – 65))/100

= 4.2 ton/day

 - Water content of input raw materials (ton/day)

= Total weight of input raw materials - Weight of input raw

material dry solids
4

= 12 - 4.2
= 7.8 ton/day

c. Calculation of water content after fermentation

 - Weight of fermentation raw material dry solids (ton/day)

= Weight of input raw material dry solids/100 - water content after
fermentation) x water content                            after fermentation
= 4.2/(100-25) x 25
= 1.4 ton/day

d. Water removal after fermentation (ton/day)

= Water content of input raw material - Water content
after fermentation = 7.8 - 1.4
= 6.4 ton/day

(4) Pig manure capacity calculation and overhaul calculation

a. Ventilation fermentation container capacity calculation

- Water content of input raw material (%): Livestock manure + (sawdust or dry chicken manure) = 65%

- Total volume of input raw material to fermentation container (m3/day)

= Total quantity of input raw material ± Volume before fermentation
= 10 + 0.65
= 15.4 m7day

b. Calculation of input raw material content

Weight of input raw material dry solids (ton/day)
= (10 x (100 – 65))/100
= 3.5 ton/day

Water content of input raw material (ton/day)

= Total weight of input raw material - Weight of input raw material dry solids

= 10 - 3.5

= 6.5 ton/day

c. Calculation of water content after fermentation

 - Weight of fermentation raw material dry solids (ton/day)

= Weight of input raw material dry solids +(100 – water content after fermentation) x water content after fermentation

= 3.5 + (100 - 25) x 25

= 1.17 ton/day

d. Water removal after fermentation (ton/day)

= Water content of input raw material - Water content after fermentation

= 6.5 - 1.17

= 5.33 ton/day

6

Korean Installations

Petroleum Sludge – 22 MT/Day

Sludge is delivered daily and deposited into storage pit. The pit has a plastic cover the is deployed to keep rain out of the pit.

Enclosed conveyor belts load the 2 -12 MT units are manually started. It takes approximately 40 minutes for the total the 24 MT to be loaded into both units. The system stops when the weight limits are reached. Discharge is manually operated and conducted after loading. The units automatically discharge 1/3 the input by weight.

The output is used as a biomass replacement for power generation.

1) Slaughter House (Pig and Cow) - 8 MT/Day
   Input is a combination of paunch derived from the slaughter of pig and cows, manure and grease from the traps.

7

The input is transferred by front loader to the input bucket where it is loaded into the fermenter. This process occurs during the day at no set intervals or time.

The operator discharges the manure into the loading bucket and presses a remote control button on the front loader. The system loads and returns the bucket to the neutral position for additional loading.

At the end of the day the operator will discharge the finished output. He bags the output. The computer controller will precisely dispense 1/3 the daily input. The process guarantees the output will be finished.

8

Chicken Egg Laying - 12 MT/Day

Droppings are at 65% or less moisture content. The droppings moved via conveyor and discharged into a storage pit. The pit is unloaded by manually starting the conveyor and deposited into the digester. The discharge is done manually at the end of the day daily. Discharge is equal to 1/3 the daily input.

9

2) Manure (Cow, Pig Fowl) 400 MT/Day
   Combination of manual and automatic.
   These systems are located at CAFO's throughout S Korea. Presently over 400 MT/day of manure is being remediated into high grade fertilizer.

플로링
플로링

10

Organic MSW – 120 MT/Day

This is a fully enclosed automatic operation and is run by one of the largest Korean companies. This system process mixed organic waste that has plastic bags and small non-organic items such as bones and plastic bottle tops.

The MSW is dropped into a pit where it passes through a crusher.

From the crusher the MSW follows a series of conveyor belts in the next empty unit

The entire operation is remotely controlled and monitored is a control center that additionally can visually monitor exterior operation via window or CCTV.

The output is computer controlled and is sent out to a trammel mill where the non-fermented output is separated from the organic. The organic output is sold as fertilizer and the non-organic is used as fuel to generate electricity. All output is loaded into 1 m^3 bags.

11

3) Under Construction

Organic MSW – 120 MT/Day

This operation is associated with a landfill. Presently unsorted MSW is deposited into a grinder where it is burned and the ashes are deposited into the landfill. The new operation will finely grind the unsorted MSW. Output is to be used as a soil amendment.

김해시 음식물·대형폐기물 처리시설

12

4) Under Construction 360 MT/Day

    a. One Location will process the following under one roof:
        i. Hazards organics – 24 MT/Day
        ii. Human Biosolids – 48 MT/Day
        iii. Unsorted Organic MSW – 336 MT/Day

13

Control Functions

1) Touch Screen Functions
2) Measure and control input by weight
3) Measure and control output by weight
4) Measure temperature in at least three levels
5) Measures moisture content
6) Measures total capacity at any time
7) System Functionality and operation monitoring
8) Full Remote capabilities
9) Malfunction Warning

10 – 15 ton/24-hour Auto Loading

3800
6000
6000
6000
6000
3800
3000
3000
3000
3000
3000
A
A"
4260
5041
6200
11000
3000
3000
3000
3000
3000
3800
6000
6000
6000
6000
3800
31600

10 – 15 ton/24-hour Batch Loading

3800
6000
6000
6000
6000
3800
3000
3000
3000
3000
3000
1650
5041
6200
11000
900
3000
3000
3000
3000
3000
3800
6000
6000
6000
6000
3800
31600

4100
730
11000
19200
730
4100
11715.69

10 – 15 ton/24-hour Batch Loading

3488
4022
11060
3550
2970.5
1275
3000
3800
6000
61600
730
11415.69
11060

특허증
CERTIFICATE OF PATENT

특 허 제 10-1512374 호
Patent Number

출원번호 제 10-2013-0129739 호
Application Number

출원일 2013년 10월 30일
Filing Date

등록일 2015년 04월 09일
Registration Date

발명의 명칭 Title of the Invention
이중 중공축 축분 발효기

특허권자 Patentee
태창바이오(주)(204311-0******)
전라남도 담양군 금성면 금성산성길 161-38 ()

발명자 Inventor
전효준(880519-1******)
광주광역시 광산구 신가번영로8번길 42 (신가동)

위의 발명은 「특허법」에 따라 특허등록원부에 등록되었음을 증명합니다.
This is to certify that, in accordance with the Patent Act, a patent for the invention has been registered at the Korean Intellectual Property Office.

KOREAN INTELLECTUAL PROPERTY OFFICE · 대한민국 특허청 ·

2015년 04월 09일

특허청장
COMMISSIONER,
KOREAN INTELLECTUAL PROPERTY OFFICE

특허증
CERTIFICATE OF PATENT

특허 Patent Number	제 10-1508512 호
출원번호 Application Number	제 10-2013-0129741 호
출원일 Filing Date	2013년 10월 30일
등록일 Registration Date	2015년 03월 30일

발명의 명칭 Title of the Invention

발효열을 이용한 축분 발효기

특허권자 Patentee

태창바이오(주)(204311-0****)**

전라남도 담양군 금성면 금성산성길 161-38 ()

발명자 Inventor

전효준(880519-1****)**

광주광역시 광산구 신가번영로8번길 42 (신가동)

위의 발명은 「특허법」에 따라 특허등록원부에 등록되었음을 증명합니다.

This is to certify that, in accordance with the Patent Act, a patent for the invention has been registered at the Korean Intellectual Property Office.

2015년 03월 30일

특허청장

COMMISSIONER,
KOREAN INTELLECTUAL PROPERTY OFFICE

서비스표등록증

CERTIFICATE OF SERVICE MARK REGISTRATION

등 록 제 41-0308525 호
Registration Number

출원번호 제 41-2013-0041452 호
Application Number

출원일 2013년 10월 31일
Filing Date

등록일 2014년 12월 30일
Registration Date

서비스표권자 Owner of the Service Mark Right
전효준(880519-1****)**
광주광역시 광산구 신가번영로8번길 42 (신가동)

서비스표를 사용할 서비스업명 및 구분
List of Services
제 35 류
비료 판매대행업등 14건

TAE CHANG INDUSTRY
태창바이오

위의 표장은 「상표법」에 따라 서비스표등록원부에 등록 되었음을 증명합니다.
This is to certify that, in accordance with the Trademark Act, a service mark has been registered at the Korean Intellectual Property Office.

KOREAN INTELLECTUAL PROPERTY OFFICE · 대한민국 특허청 ·

2014년 12월 30일

특허청장
COMMISSIONER,
THE KOREAN INTELLECTUAL PROPERTY OFFICE

디자인등록증

CERTIFICATE OF DESIGN REGISTRATION

등 록 제 30-0732646 호
(REGISTRATION NUMBER)

출원번호 (APPLICATION NUMBER)	제 2013-0061354 호
출 원 일 (FILING DATE:YY/MM/DD)	2013년 12월 05일
등 록 일 (REGISTRATION DATE:YY/MM/DD)	2014년 02월 28일
등록의 구분 (TYPE OF REGISTRATION)	심 사 등 록 (EXAMINED REGISTRATION)

디자인의 대상이 되는 물품 (ARTICLE THAT IS THE OBJECT OF THE DESIGN)

축산 분뇨 발효기

디자인권자 (OWNER OF THE DESIGN RIGHT)

태창바이오(주)(204311-0******)

전라남도 담양군 금성면 금성산성길 161-38 ()

창작자 (CREATOR)

전승록(660619-1******)

전남 영암군 군서면 영암로 1232-54,

위의 디자인은 「디자인보호법」에 따라 디자인등록원부에 등록되었음을 증명합니다.

(THIS IS TO CERTIFY THAT THE DESIGN IS REGISTERED ON THE REGISTER OF THE KOREAN INTELLECTUAL PROPERTY OFFICE.)

2014년 02월 28일

특 허 청 장 김 영 민

COMMISSIONER, THE KOREAN INTELLECTUAL PROPERTY OFFICE

연차등록료 납부일은 설정등록일 이후 4년차부터 매년 02월 28일까지이며 등록원부로 권리관계를 확인바랍니다.